Exhibit 99.1

Province of Manitoba

2011/12 Quarterly Financial Report

April to September 2011

CONTENTS

Introduction

Quarterly Financial Results

INTRODUCTION

Budget 2011 provided the financial overview of the Government Reporting Entity (GRE), which includes core government and Crown organizations, government business entities and public sector organizations such as regional health authorities, school divisions, universities and colleges. Manitoba’s summary budget aligns with the accounting standards set by the Public Sector Accounting Board and fully reflects Generally Accepted Accounting Principles (GAAP). A summary budget presents a more complete picture of how the provincial government and the other related entities operate as a whole and what the total cost is of providing services and programs to people in Manitoba.

The financial information in this quarterly financial report is presented in the same format as the budget. The second quarter financial report presents information on the GRE for the six months ending September 30, 2011, as well as an updated financial forecast for the current fiscal year.

Given the significance of the wide spread flooding this year, an update on the related one-time costs for 2011/12 are being presented separately.

PROVINCE OF MANITOBA	APRIL TO SEPTEMBER 2011

2011 SPRING FLOOD UPDATE

As noted at the end of the first quarter, unprecedented flooding in 2011 has resulted in significant unbudgeted expenditures for flood fighting, mitigation work and financial assistance programs that will affect the budgeted results for 2011/12. At the end of the second quarter, $437 million has been expended on the spring flood.

While the projected costs of the disaster are $815 million, the net impact of the flood effort is still reliant on the results of ongoing consultations with Canada respecting cost-sharing. Based on current cost projections, the provincial cost will be $343 million. This includes the core government projection of $181 million, after anticipated federal recoveries of $472 million, and $162 million reflected in Manitoba Agricultural Services

Corporation for support related to excess moisture and unseeded acres.

The forecast of unbudgeted expenditures for the 2011 spring flood includes funding for the Building and Recovery Action Plan and other financial assistance of $483 million to support homeowners, businesses, First Nation communities and municipalities as well as $332 million to support livestock and crop producers for AgriRecovery and excess moisture programs.

In addition, the projection for infrastructure expenditures is $159 million, including the restoration of bridges, roads and dikes and the construction of the outlet channel to alleviate the pressure on Lake Manitoba and Lake St. Martin.

Year to Date Actual and Full Year Projection of 2011 Spring Flood

For the Fiscal Year Ending March 31, 2012

UNAUDITED

Expenditure ($000s)	September 30 Actual	Full Year Projection
Flood Fighting	78,094	78,094
Mitigation, Restoration and Floodproofing	32,181	180,606
Financial Assistance Programs
AgriRecovery	98,551	170,400
Lake Manitoba Financial Assistance (cottage, home, farm)	9,651	142,000
Hoop and Holler Compensation Program	2,348	10,700
Other Financial Assistance (municipal and individual)	51,624	67,300
Agri Insurance/ Excess Moisture	161,761	161,761
Property Tax Relief Program	3,049	4,000

Subtotal Financial Assistance Programs	326,984	556,161

Total Expenditure	437,259	814,861

PROVINCE OF MANITOBA	APRIL TO SEPTEMBER 2011

GOVERNMENT REPORTING ENTITY (GRE)

Excluding 2011 Spring Flood Costs

The summary forecast for fiscal year 2011/12, net of flood related costs, is a summary net loss of $646 million, a negative variance of $211 million from the budgeted net loss of $435 million.

At the end of the second quarter, core government revenue is forecast to be $42 million lower than budget, primarily as a result of timing of federal transfers for infrastructure renewal and the floodway expansion.

Expenditures in core government are anticipated to be higher than budget primarily due to pressures in the areas of supports for families ($60 million) and public safety and corrections ($33 million). The government continues to monitor these pressures and expenditure management initiatives are being implemented to address them.

Projections from other reporting entities indicate net income in the government business enterprises (GBEs) of $63 million lower than budget.

Projection of Summary Net Income /(Loss)

For the Fiscal Year Ending March 31, 2012

UNAUDITED

	2011/12 Second Quarter Forecast			2011/12 Budget
(Millions of Dollars)	Core Government	Consolidation Impacts and Other Reporting Entities	Summary	Core Government	Consolidation Impacts and Other Reporting Entities	Summary	Summary Variance
Revenue	10,730	2,559	13,289	10,772	2,622	13,394	(105)
Expenditure	11,439	2,604	14,043	11,348	2,626	13,974	69
In-Year Adjustment/Lapse	(48)	(60)	(108)	(65)	(80)	(145)	37

NET RESULT FOR THE YEAR	(661)	15	(646)	(511)	76	(435)	(211)
Transfer from Fiscal Stabilization Account	47	(47)	—	50	(50)	—	—

NET INCOME (LOSS) PRIOR TO 2011 SPRING FLOOD	(614)	(32)	(646)	(461)	26	(435)	(211)

PROVINCE OF MANITOBA	APRIL TO SEPTEMBER 2011

QUARTERLY FINANCIAL RESULTS

The unaudited net result of the Government Reporting Entity for the first six months of the fiscal year is $539 million, $98 million better than estimated, prior to the inclusion of the 2011 spring flood costs. The six month spring flood expenditures were $25 million lower than projected as a result of timing.

The six-month revenue variance of $76 million is due to receipts from the federal government for income taxes and other federal transfers received earlier than forecast, offset by lower than estimated results for the GBEs. The expenditure variance of $22 million is primarily the result of timing.

Government Reporting Entity Operating Statement

UNAUDITED

	Year-to - Date to September 30
	2011/12			2010/11
($000s)	Actual	Estimated	Variance	Actual
Revenue
Income Taxes	1,470,979	1,451,695	19,284	1,318,040
Other Taxes	1,865,078	1,861,787	3,291	1,581,677
Fees and Other Revenue	640,971	651,441	(10,470)	880,609
Federal Transfers	2,067,751	1,985,115	82,636	2,094,696
Net Income of Government
Business Enterprises	251,738	274,124	(22,386)	318,789
Sinking Funds and Other Earnings	61,678	57,911	3,767	102,482

Total Revenue	6,358,195	6,282,073	76,122	6,296,293

Expenditure
Health and Healthy Living	2,435,363	2,478,074	(42,711)	2,476,718
Education	1,342,241	1,256,589	85,652	1,504,650
Family Services and Consumer Affairs	681,226	690,400	(9,174)	653,881
Community, Economic and
Resource Development	754,532	803,403	(48,871)	792,392
Justice and Other Expenditures	368,800	375,963	(7,163)	393,352
Debt Servicing Costs	237,220	237,001	219	348,711

Total Expenditure	5,819,382	5,841,430	(22,048)	6,169,704

In-Year Adjustment/Lapse	—	—	—	—
Net Result	538,813	440,643	98,170	126,589

2011 Spring Flood Contingency
Expenditure	(437,260)	(462,582)	25,322	—
Recovery from Disaster Financial
Assistance	—	—	—	—

Total 2011 Spring Flood Contingency	(437,260)	(462,582)	25,322	—

NET INCOME (LOSS)	101,553	(21,939)	123,492	126,589

Core government revenue and expenditure details are provided in Appendix I and II on pages 8 and 9.

PROVINCE OF MANITOBA	APRIL TO SEPTEMBER 2011

Infrastructure and Capital Asset Renewal

Expenditures for infrastructure and capital asset renewal in 2011/12 are forecast to be $1.7 billion to support continued economic growth and provide for the services Manitobans need in the future. The projects are supported by $65 million in federal funding.

Based on principles of sound financial management, Manitoba has been able to increase the assets of the province while maintaining a manageable level of debt. Budget 2011 continues to provide the resources for upgrading Manitoba’s roads and highways, wastewater treatment plants, health facilities across the province, building and restoring much needed social housing and modernizing our schools and post-secondary institutions.

As borrowings may be used to finance capital related projects, net debt may grow in absolute terms from time to time as needed investments in capital assets-like the Red River Floodway, highway infrastructure and economic stimulus investments - are made. It is therefore important to measure change in net debt against the growth of the economy. As a result of the decision to continue to invest in infrastructure projects to create jobs and stimulate the economy, an increase in the net debt to GDP ratio to 26.2% was projected in Budget 2011. For fiscal year 2011/12, summary net debt to GDP is currently forecast to be 25.8%.

At the end of the second quarter, $310 million in core government capital investments have been made, with a projected investment of $914 million by fiscal year-end.

Core government capital investment details are provided in Appendix III on page 10.

SPECIAL ACCOUNTS

Fiscal Stabilization

The budgeted draw for 2011/12 includes health-related programming of $25 million and $8 million for requirements related to ecoTrust funds.

Manitoba’s Five-Year Economic Plan incorporated a legislated requirement to dedicate at least $600 million of the funds set aside in this Account to retire a portion of the debt and interest expense associated with the core government operating shortfalls during the economic recovery period. In 2011/12, $110 million will be withdrawn for debt repayment as well as $14 million for the interest expense associated with the core government operating shortfall.

Pension Assets

The trust conditions of the funds held in the Pension Asset Fund are irrevocably restricted for pension purposes only. As a result of this restriction, these funds are classified as pension assets and will be accounted for and reported in keeping with GAAP for senior governments.

The fund balance is projected to increase in 2011/12 as government continues to address the unfunded liability for the Civil Service Superannuation Fund and net investment earnings.

Net investment earnings include the expected rate of return during the year and adjustments to market related value. Under GAAP, market fluctuations of pension assets are not recorded in the year in which they occur but are recognized over the employee average remaining service life (EARSL).

PROVINCE OF MANITOBA	APRIL TO SEPTEMBER 2011

PROVINCIAL BORROWINGS,

GUARANTEES AND OBLIGATIONS

Manitoba’s borrowing requirement identified in the 2011 Budget was $3.8 billion including refinancing of $2.0 billion and new cash requirements of $2.7 billion, offset by prefunding of $489 million and estimated repayments of $412 million.

New cash requirements are necessary for general government purposes, capital investments by departments, health facilities, post-secondary institutions, Manitoba Hydro and for the funding of the unfunded pension liability for the Civil Service Superannuation Plan. Estimated repayments are primarily for general purpose borrowings and departmental capital investment.

At the end of the second quarter, Manitoba’s borrowing requirement has been revised to $4.5 billion. The revision is primarily for general purpose debt to fund the costs related to the significant flooding event pending timing of recoveries from the federal government.

The total of outstanding borrowings, guarantees and obligations reflect the province’s gross borrowing obligations, but it does not take into consideration liquid assets available to pay down those obligations. The total of outstanding provincial borrowings fluctuates during the fiscal year as a result of the timing of borrowing activities of the province. The forecast for the year end is shown in the table on the following page.

PROVINCE OF MANITOBA	APRIL TO SEPTEMBER 2011

Provincial Borrowings, Guarantees and Obligations

	2011/12 Forecast		March 31, 2011
	$ millions	$ Per Capita*	$ millions	$ Per Capita*
Provincial Borrowings, Guarantees and Obligations[1]
General Government Programs	7,637	6,107	6,925	5,535
General Government Programs—Federal Flood Relief	354	283	—	—
General Government Programs—Pensions[2]	2,595	2,075	2,355	1,882
Manitoba Hydro	8,901	7,117	8,362	6,684
Other Crown Organizations	1,868	1,494	1,641	1,312
Health Facilities	1,264	1,011	1,015	811
Government Enterprises and Other	41	33	51	41
Capital Investments	3,183	2,545	2,546	2,035

Subtotal[3]	25,843	20,665	22,895	18,300

Other Obligations
Pension Liability	6,827		6,600
Pension Assets	(5,134)		(4,828)

Net Pension Liability	1,693		1,772
Debt incurred for and repayable by the Manitoba Hydro Electric Board, net of sinking funds	(8,660)		(8,199)
Education and Health Debt held by Government Enterprises	496		471
Other Debt of Crown Organizations, net of sinking funds	255		263

Subtotal	(6,216)		(5,693)

Total Provincial Borrowings, Guarantees and Obligations	19,627		17,202

Adjustments to arrive at Summary Net Debt
Guarantees	(241)		(165)
Net Financial Assets	(4,650)		(4,200)

Summary Net Debt	14,736	11,783	12,837	10,261

Summary Net Debt as a percentage of GDP	25.8%		24.0%

Notes: Provincial Borrowings, Guarantees and Obligations

1.	Provincial borrowings, guarantees and obligations are net of sinking funds.

2.	In 2011/12, the Government plans to allocate an additional $240 million to address pension obligations for the civil service.

3.	Provincial Borrowings and Guarantees are payable in Canadian and U.S. dollars. As at September 30, 2011, total provincial borrowings and guarantees are payable 92% in Canadian dollars and 8% in U.S. dollars. Of this total, General Government Program borrowings and Other Crown organizations borrowings are 100% payable in Canadian dollars. Manitoba Hydro borrowings are payable 78% in Canadian dollars (78% at March 31, 2011) and 22% in U.S. dollars (22% at March 31, 2011).

*	The per capita data for 2011/12 is based upon population figures at July 1, 2011 and the March 31, 2011 per capita data is based upon population figures at July 1, 2010 as reported by Statistics Canada.

PROVINCE OF MANITOBA	APRIL TO SEPTEMBER 2011

2011/12 Core Government Revenue by Source	Appendix I
UNAUDITED

	Year-to-Date to September 30				Full Year
	2011/12			2010/11	2011/12			2010/11
($000s)	Actual	Estimated	Variance	Actual	Forecast	Budget	Variance	Actual
Income taxes
Individual Income Tax	1,269,025	1,262,959	6,066	1,175,120	2,724,800	2,724,800	—	2,591,827
Corporation Income Tax	201,954	188,736	13,218	142,920	423,400	423,400	—	329,918

Subtotal: Income Taxes	1,470,979	1,451,695	19,284	1,318,040	3,148,200	3,148,200	—	2,921,745

Other Taxes
Corporations Taxes	88,390	87,492	898	124,547	182,200	188,000	(5,800)	225,119
Fuel Taxes	124,288	123,503	785	100,262	247,200	247,200	—	241,423
Land Transfer Tax	38,235	36,921	1,314	34,837	63,435	62,500	935	58,697
Levy for Health and Education	188,280	188,772	(492)	149,205	393,400	395,400	(2,000)	373,944
Mining Tax	24,608	24,568	40	6,632	35,000	35,000	—	41,954
Retail Sales Tax	853,664	849,735	3,929	673,180	1,676,100	1,671,100	5,000	1,618,412
Tobacco Tax	128,598	127,261	1,337	105,916	250,400	253,400	(3,000)	233,658
Other Taxes	10,359	9,221	1,138	5,038	14,308	11,490	2,818	13,759

Subtotal: Other Taxes	1,456,422	1,447,473	8,949	1,199,617	2,862,043	2,864,090	(2,047)	2,806,966

Fees and Other Revenue
Fines and Costs and Other Legal	23,734	24,678	(944)	24,704	50,778	50,582	196	48,590
Minerals and Petroleum	19,365	15,933	3,432	16,332	27,646	22,314	5,332	25,682
Automobile and Motor Carrier Licences and Fees	71,217	71,204	13	67,970	130,326	130,026	300	131,322
Parks: Forestry and Other Conservation	13,211	7,851	5,360	13,459	30,106	29,379	727	28,888
Water Power Rentals	58,319	54,087	4,232	53,669	115,000	115,000	—	114,850
Service Fees and Other Miscellaneous Charges	41,208	42,068	(860)	46,405	133,537	135,842	(2,305)	136,436
Revenue Sharing from SOAs	12,715	12,715	—	12,558	26,180	26,180	—	25,430

Subtotal: Fees and Other Revenue	239,769	228,536	11,233	235,097	513,573	509,323	4,250	511,198

Federal Transfers
Equalization	1,108,768	1,108,764	4	1,088,506	1,941,727	1,941,700	27	2,001,518
Canada Health Transfer (CHT)	501,080	501,080	—	476,679	1,001,359	1,002,200	(841)	948,896
Canada Social Transfer (CST)	208,003	208,004	(1)	202,349	415,538	416,000	(462)	404,249
Health Funds	4,517	4,516	1	4,803	9,000	9,000	—	11,800
Infrastructure Renewal	—	—	—	185	37,800	66,500	(28,700)	41,514
Economic Stimulus	—	—	—	54	16,763	17,903	(1,140)	87,889
Manitoba Floodway Expansion	1,439	6,000	(4,561)	3,463	9,939	22,491	(12,552)	16,639
Shared Cost and Other Transfers	126,577	78,176	48,401	90,285	178,578	172,022	6,556	215,006

Subtotal: Federal Transfers	1,950,384	1,906,540	43,844	1,866,324	3,610,704	3,647,816	(37,112)	3,727,511

Net Income of Government
Business Enterprises (GBEs)
Manitoba Liquor Control Commission	87,557	80,700	6,857	84,300	252,300	254,800	(2,500)	250,496
Manitoba Lotteries Corporation	168,000	168,000	—	154,850	343,400	348,300	(4,900)	332,101

Subtotal: Net Income of GBEs	255,557	248,700	6,857	239,150	595,700	603,100	(7,400)	582,597

Total Revenue	5,373,111	5,282,944	90,167	4,858,228	10,730,220	10,772,529	(42,309)	10,550,017

PROVINCE OF MANITOBA	APRIL TO SEPTEMBER 2011

2011/12 Core Government Expenditure by Sector/Department	Appendix II
UNAUDITED

	Year-to-Date to September 30				Full Year
	2011/12			2010/11	2011/12			2010/11
($000s)	Actual	Estimated	Variance	Actual[2]	Forecast	Budget[1]	Variance	Actual[2]
Health and Healthy Living
Health	2,380,788	2,330,920	49,868	2,264,651	4,929,359	4,925,016	4,343	4,676,444
Healthy Living, Youth and Seniors	43,226	47,788	(4,562)	37,576	79,470	77,897	1,573	74,921

Total Health and Healthy Living	2,424,014	2,378,708	45,306	2,302,227	5,008,829	5,002,913	5,916	4,751,365

Education

Advanced Education and Literacy	334,075	336,781	(2,706)	323,859	659,054	661,537	(2,483)	620,083
Education	862,545	863,537	(992)	794,477	1,590,718	1,586,218	4,500	1,508,831

Total Education	1,196,620	1,200,318	(3,698)	1,118,336	2,249,772	2,247,755	2,017	2,128,914

Family Services and Consumer Affairs	677,614	686,764	(9,150)	641,345	1,450,054	1,389,633	60,421	1,359,242

Community, Economic and Resource Development
Aboriginal and Northern Affairs	18,322	23,319	(4,997)	19,156	38,395	38,551	(156)	37,988
Agriculture, Food and Rural Initiatives	74,903	52,047	22,856	60,474	218,085	230,577	(12,492)	192,334
Conservation	65,345	67,004	(1,659)	68,622	132,472	131,251	1,221	123,375
Entrepreneurship, Training and Trade	47,439	59,422	(11,983)	51,065	142,461	142,252	209	155,147
Housing and Community Development	41,778	42,837	(1,059)	27,484	84,146	83,076	1,070	51,690
Infrastructure and Transportation	256,496	252,584	3,912	249,935	598,289	594,299	3,990	615,394
Innovation, Energy and Mines	53,021	53,786	(765)	48,377	98,497	89,480	9,017	87,395
Local Government	157,828	172,046	(14,218)	142,935	306,804	307,952	(1,148)	283,208
Water Stewardship	15,811	17,081	(1,270)	14,779	34,767	35,450	(683)	31,846

Total Community, Economic and Resource Development	730,943	740,126	(9,183)	682,827	1,653,916	1,652,888	1,028	1,578,377

Justice and Other Expenditures
Legislative Assembly	25,041	25,009	32	17,990	55,874	55,284	590	37,132
Executive Council	2,552	2,380	172	2,049	3,992	4,027	(35)	4,123
Civil Service Commission	9,692	10,438	(746)	9,576	21,556	21,656	(100)	19,284
Culture, Heritage and Tourism	34,917	35,053	(136)	34,136	64,567	64,100	467	62,982
Employee Pensions and Other Costs	(2,566)	(3,142)	576	(2,722)	13,817	15,817	(2,000)	8,715
Finance	60,821	61,516	(695)	62,713	86,379	87,516	(1,137)	88,927
Justice	161,340	165,194	(3,854)	151,651	464,780	431,898	32,882	424,148
Labour and Immigration	22,273	25,907	(3,634)	25,304	62,455	62,794	(339)	59,271
Sport	5,761	5,771	(10)	6,302	11,959	11,959	—	12,665
Enabling Appropriations	2,662	2,807	(145)	8,229	12,174	12,174	—	3,376
Other Appropriations	25,176	18,830	6,346	31,965	30,200	30,151	49	118,400

Total Justice and Other Expenditures	347,669	349,763	(2,094)	347,193	827,753	797,376	30,377	839,023

Debt Servicing Costs	100,013	99,794	219	98,997	248,959	257,785	(8,826)	233,200

Total Expenditure	5,476,873	5,455,473	21,400	5,190,925	11,439,283	11,348,350	90,933	10,890,121

Subtract: Total Revenue Estimate (Appendix 1)	5,373,111	5,282,944	90,167	4,858,228	10,730,220	10,772,529	(42,309)	10,550,017
In-Year Adjustment/Lapse[3]	—	—	—	—	(47,500)	(65,000)	17,500	—

Net Result for the Year	(103,762)	(172,529)	68,767	(332,697)	(661,563)	(510,821)	(150,742)	(340,104)

2011 Spring Flood Contingency
Expenditure	(275,499)	(462,582)	187,083	—	(652,604)	(30,000)	(622,604)	—
Recovery from Disaster Financial Assistance	—	—	—	—	472,209	27,000	445,209	—

Total 2011 Spring Flood Contingency	(275,499)	(462,582)	187,083	—	(180,395)	(3,000)	(177,395)	—

Transfer from Fiscal Stabilization Account	—	—	—	—	46,500	49,500	(3,000)	270,000

NET INCOME (LOSS)	(379,261)	(635,111)	255,850	(332,697)	(795,458)	(464,321)	(331,137)	(70,104)

1.	Budget figures are adjusted to include Enabling Appropriations.

2.	For comparative purposes the 2010/11 Actual has been re-stated to reflect the 2011/12 appropriation structure.

PROVINCE OF MANITOBA	APRIL TO SEPTEMBER 2011

2011/12 Core Government Capital Investment	Appendix III
UNAUDITED

	Year-to-Date to September 30				Full Year
	2011/12			2010/11	2011/12			2010/11
($000s)	Actual	Estimated	Variance	Actual	Forecast	Budget[1]	Variance	Actual

General Assets
Government Services Capital Projects	52,400	60,956	(8,556)	47,699	126,424	147,336	(20,912)	105,078
Transportation Equipment and Aircraft	16,611	17,122	(511)	15,854	73,443	76,403	(2,960)	55,633
Information Technology Projects	3,274	6,515	(3,241)	7,766	18,565	20,455	(1,890)	18,634
Other Equipment and Buildings	723	1,349	(626)	540	12,862	21,816	(8,954)	9,826

	73,008	85,942	(12,934)	71,859	231,294	266,010	(34,716)	189,171

Infrastructure Assets
Provincial Roads, Highways and Airport Infrastructure	148,604	187,238	(38,634)	178,554	337,000	368,000	(31,000)	359,030
Manitoba Floodway Expansion	44,939	52,000	(7,061)	48,261	107,233	133,133	(25,900)	73,816
Water Control Infrastructure	38,228	8,625	29,603	1,349	221,928	24,150	197,778	24,742
Parks, Cottage and Camping Projects	5,577	5,805	(228)	3,954	16,757	16,757	—	13,719

	237,348	253,668	(16,320)	232,118	682,918	542,040	140,878	471,307

Total Capital Investment	310,356	339,610	(29,254)	303,977	914,212	808,050	106,162	660,478

1. Budget figures are adjusted to include Enabling Appropriations.